UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

Synthesis Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 300, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 579-0600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective upon the approval of the Audit Committee of the Board of Directors of Synthesis Energy Systems, Inc. (the “Company”) on March 27, 2012, SES Resource Solutions, Ltd. (“SRS”), a joint venture owned 50% by the Company and 50% by Midas Resources AG (“Midas”), entered into a Heads of Agreement for Business Development Services (as amended, the “Agreement”) with Donald P. Bunnell, a member of the board of directors of the Company. The agreement has a term ending July 31, 2012, although either party may terminate at any time on two weeks notice. Pursuant to the SRS joint venture agreement, the Company is funding the expenses of SRS, including compensation of employees, until SRS generates enough income to cover its own expenses.

Mr. Bunnell is entitled to receive a monthly fee of $15,000 for ten days service and an additional $1,800 per day for any additional days that he works during a given month, up to a maximum of an aggregate of $27,500 per month. He is also entitled to receive up to a 1% interest in SRS based on the achievement of certain performance goals set forth in the Agreement. Mr. Bunnell is also entitled to receive a 15% free carried interest in the carried interest received by SRS for downstream projects which he originates on behalf of SRS, or a lesser interest, to be agreed upon, for downstream projects which he leads, but does not originate. He is also entitled to reimbursement of his expenses in connection with his work.

A copy of the Agreement is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of business acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

*10.1	Heads of Agreement for Business Development Services between SES Resource Solutions and Donald P. Bunnell.

*10.2	Amendment to Heads of Agreement for Business Development Services between SES Resource Solutions and Donald P. Bunnell.

* = Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: March 29, 2012	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

EXHIBIT INDEX

*10.1	Heads of Agreement for Business Development Services between SES Resource Solutions and Donald P. Bunnell.

*10.2	Amendment to Heads of Agreement for Business Development Services between SES Resource Solutions and Donald P. Bunnell.

* = Filed herewith